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                                                                  Exhibit 99.1

                                                     MEDIA CONTACT:

                                                     SKIP COLCORD
                                                     POLAROID CORPORATION
                                                     (781) 386-6624
                                                     SKIP.COLCORD@POLAROID.COM






POLAROID AND ONE EQUITY PARTNERS COMPLETE ASSET ACQUISITION


         CAMBRIDGE, MASS. - JULY 31, 2002 - Polaroid Corporation and One Equity Partners today announced that an affiliate of One Equity Partners has acquired substantially all Polaroid assets, creating a new company that will operate under the Polaroid Corporation name.

         "Polaroid is a very special company with a unique heritage and promising opportunities," said Charles F. Auster, partner in One Equity Partners and chairman of the new Polaroid board of directors. "The company has made significant progress since filing for bankruptcy last October in improving its operations and is well positioned to take advantage of future opportunities. We look forward to working closely with the company's loyal and committed employees to maximize its potential."

         In a joint statement, Polaroid Executive Vice Presidents William L. Flaherty and Neal D. Goldman said, "We are pleased that One Equity Partners shares our vision for revitalizing Polaroid. Our objectives are to build a profitable core business and realize the tremendous potential of our instant digital printing technology."


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                                            POLAROID / ONE EQUITY PARTNERS - 2


         As previously announced, One Equity Partners will own 65 percent of the new company and the former Polaroid -- now known as PDC, Inc. -- will own the remaining 35 percent until distributed under a reorganization plan approved by the U.S. Bankruptcy Court.

         One Equity Partners manages $3.5 billion of investments and commitments for Bank One Corporation in direct private equity transactions. Bank One Corporation is the sixth-largest bank holding company in the United States. More information can be found on the Internet at www.bankone.com.

         Polaroid Corporation is the worldwide leader in instant imaging. The company supplies photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Additional information about Polaroid is available on the company's web site at www.polaroid.com.

         "Polaroid" is a registered trademark of Polaroid Corporation, Cambridge, Mass. 02139.


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